Exhibit 4.4

           STEAKHOUSE PARTNERS, INC. MILLENNIUM CONSULTANT STOCK PLAN

I.       Purpose of the Plan.

         The purpose of this Plan is to further the growth of Steakhouse Partners, Inc. and its subsidiaries (together, being the "Company") by allowing the Company to compensate third-party consultants and certain other persons providing bona fide services to the Company, through the award of shares of the Company's Common Stock or options to purchase the Company's Common Stock.

II.      Definitions.

         Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

         1. "Award" means any grant of shares of the Company's Common Stock or options to purchase Common Stock made under this Plan.

         2. "Board of Directors" means the Board of Directors of Steakhouse Partners, Inc.

         3. "Code" means the Internal Revenue Code of 1986, as amended.

         4. "Common Stock" means the common stock, $.01 par value per share, of Steakhouse Partners, Inc.

         5. "Compensation Committee" means the committee established by the Board of Directors that has the responsibility for setting the compensation for persons that provide services to the Company.

         6. "Date of Grant" means the day the Compensation Committee of the Board of Directors authorizes the grant of an Award or such later date as may be specified by the Compensation Committee of the Board of Directors as the date a particular Award will become effective.

         7. "Participant" means any person other than officers or directors of the Company, that renders bona fide services to the Company; provided, however, that: (i) such services must not be in connection with the offer or sale of securities in a capital-raising transaction; and (ii) such services must not directly or indirectly promote or maintain a market for the Company's securities.

         8. "Subsidiary" means any corporation that is a subsidiary with regard to the Company as that term is defined in Section 424(f) of the Code.

III.     Effective Date of the Plan.

         The effective date of this Plan is November 1, 2000.


IV.      Administration of the Plan.

         The Compensation Committee of the Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan, the Compensation Committee of the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Compensation Committee of the Board of Directors on the matters referred to in this Section shall be conclusive. The Compensation Committee of the Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.


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V.       Stock Subject to the Plan.

         The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 150,000 shares.

VI.      Persons Eligible to Receive Awards.

         Awards may be granted only to Participants.

VII.     Grants of Awards.

         Except as otherwise provided herein, the Compensation Committee of the Board of Directors shall have complete discretion to determine when and to which Participant Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Participant will relate. No grant will be made if, in the judgment of the Compensation Committee of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder.

VIII.     Delivery of Shares or Options.

         As promptly as practicable after authorizing the grant of an Award, Steakhouse Partners, Inc. shall deliver to the person who is the recipient of the Award, shares or options, as applicable, registered in that person's name, representing the number of shares or options, as applicable, that were granted. If applicable, each option shall bear a legend to indicate that the Common Stock issuable under the option was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act. If applicable, each share shall bear a legend to indicate that it was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

IX.      Employment.

         Nothing in this Plan or in the grant of an Award shall confer upon any Participant the right to continue in the employ of the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any Participant at any time for any reason whatsoever, with or without cause.

X.       Laws and Regulations.

         The obligation of Steakhouse Partners, Inc. to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for Steakhouse Partners, Inc. be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

XI.      Withholding of Taxes.

         If subject to withholding tax, the Company shall be authorized to withhold from an Participant's salary or other cash compensation such sums of money as are necessary to pay the Participant's withholding tax. The Company may elect to withhold from the shares to be issued hereunder a sufficient number of shares to satisfy the Company's withholding obligations. If the Company becomes required to pay withholding taxes to any federal, state or other taxing authority as a result of the granting of an Award and the Participant fails to provide the Company with the funds with which to pay that withholding tax, the Company may withhold up to 50% of each payment of salary or bonus to the Participant (which will be in addition to any other required or permitted withholding), until the Company has been reimbursed for the entire withholding tax it was required to pay.

XII.     Termination of the Plan.

         The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

XIII.    Delivery of Plan.

         A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Compensation Committee of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.